United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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FEDNAT HOLDING COMPANY
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2021

This proxy statement supplement (the ‘‘Supplement’’) updates and amends our definitive proxy statement (the ‘‘Proxy Statement’’) filed with the Securities and Exchange Commission on April 30, 2021 regarding the 2021 Annual Shareholders Meeting of FedNat Holding Company (the ‘‘Annual Meeting’’) to be held on May 27, 2021 at 11:00 a.m. (Eastern Time) and at any postponements or adjournments thereof. In this Supplement, FedNat Holding Company is referred to as the “Company,” “we,” “our” or “us.”

Shareholders may vote and submit questions while attending the Annual Meeting virtually via the Internet at www.meetingcenter.io/250889990. You will need the 15-digit control number included on your proxy card to enter the Annual Meeting via the Internet. The password for the Annual Meeting is FNHC2021. Instructions on how to attend and participate virtually via the Internet, including how to demonstrate proof of share ownership, are posted at www.meetingcenter.io/250889990.

Except as updated or supplemented by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.

Supplemental Disclosure Regarding Proposal Two: Amendment of Second Restated Articles of Incorporation to Increase Authorized Shares of Common Stock.

Broadridge Financial Solutions, Inc. has informed the Company that Proposal Two included in the Proxy Statement to approve an amendment to our Second Restated Articles of Incorporation to increase the authorized shares of common stock from 25,000,000 to 50,000,000 shares (the “Share Increase”) is a “routine matter” pursuant to NYSE Rule 452. In accordance with NYSE Rule 452, banks, brokers and other nominees (collectively “Nominees” and each a “Nominee”) that hold shares of common stock in “street name” for their customers have discretionary authority to vote such shares on “routine matters,” but do not have discretionary authority to vote such shares on “non-routine matters.” Accordingly, if a shareholder holds shares in “street name” through a Nominee and does not instruct the Nominee how to vote on Proposal Two, the Nominee could nonetheless vote on Proposal Two to approve the Share Increase if it chooses to exercise such discretionary authority. Pages 3 and 44 of the Proxy Statement stated that brokers would not have discretionary voting authority. However, as a result of the classification of the proposal as ‘‘routine," you are advised that Nominees will have discretionary voting authority to vote your shares on Proposal Two without having received voting instructions from you.

Supplemental Disclosure Regarding Proposal Three: Advisory (Non-Binding) Vote Approving Executive Compensation

On May 7, 2021, the Company was advised that Institutional Shareholder Services Inc. (“ISS”) recommended a vote against Proposal Three, the Company’s advisory “say-on-pay” proposal, because the Company’s Chief Operating Officer, Patrick McCahill, who joined the Company in August 2020, had been offered a minimum incentive bonus for the first two years of his employment with the Company. Although the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) believes that the original structure of Mr. McCahill’s annual bonus was customary for newly hired executives, the Company and Mr. McCahill agreed to modifications to his annual bonus program for 2021 to address ISS’ concerns.

In that regard, on May 12, 2021, the Company and Mr. McCahill entered into an Addendum to Employment Agreement (the “Addendum”), which supplements the Employment Agreement between the Company and Mr. McCahill dated as of August 22, 2020 (the “Employment Agreement”). Under the terms of the Employment Agreement, the Company agrees to pay Mr. McCahill an annual base salary and additional incentive compensation, if any, as each are determined from time to time by the Compensation Committee.

The Addendum memorializes the modification agreed to by Mr. McCahill and the Company to his annual bonus program for 2021 to eliminate any minimum bonus amount. In addition, the weighting of the two components of his annual bonus program (which constitutes 50% of Mr. McCahill’s total incentive bonus opportunity for 2021) were modified to 12.5% for the EBITDA metric (from 30% as originally approved by the Compensation Committee) and 37.5% for the discretionary component (from 20% as originally approved by the Compensation Committee). The discretionary component of Mr. McCahill’s annual bonus will be tied to comprehensive goals, including “SMART” objectives, for all members of the Company’s senior management. Mr. McCahill also acknowledged in the Addendum that the modifications described above will not constitute “Good Reason” as defined in his Employment Agreement.

The Company believes that the elimination of a minimum bonus for 2021 for Mr. McCahill addresses the concerns raised by ISS, and that Mr. McCahill’s compensation is consistent with the guidance provided by ISS.
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This Supplement does not change the proposals to be voted upon at the Annual Meeting, which are described in the Proxy Statement. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. Shareholders may access our proxy materials, including this Supplement, at www.edocumentview.com/FNHC or on our website at www.fednat.com.